Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Arbor Realty Trust, Inc. for the registration of an aggregate initial offering price which will not exceed $500,000,000 of its common stock, preferred stock, depositary shares, debt securities and warrants and to the incorporation by reference therein of our report dated February 23, 2018, except for the effects of the retrospective adoption of the updated accounting standard discussed in Note 2, as to which the date is May 29, 2018, with respect to the consolidated financial statements and schedule of Arbor Realty Trust, Inc. and Subsidiaries included in its Current Report on Form 8-K dated May 29, 2018, and our report dated February 23, 2018, with respect to the effectiveness of internal control over financial reporting of Arbor Realty Trust, Inc. and Subsidiaries, included in its Annual Report (Form 10-K) for the year ended December 31, 2017, both filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

June 13, 2018